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                                                                     Exhibit 8.1


March 9, 2001



Foster Wheeler Corporation
Perryville Corporate Park
Clinton, NJ 08809-4000



Ladies and Gentlemen:

      We have acted as special tax counsel to Foster Wheeler Corporation ("FWC"), a New York corporation, in connection with the proposed merger (the "Merger") of FWC with and into Foster Wheeler LLC ("LLC"), a Delaware limited liability company and an indirect wholly-owned subsidiary of Foster Wheeler Ltd. ("FWL"), a Bermuda company, upon the terms and conditions as described in the proxy statement/prospectus of FWL, dated March 9, 2001 relating to the proposed Merger (the "Proxy Statement"). At your request, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger.

      For purposes of the opinion set forth below, we have relied, with the consent of FWC and FWL, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in certain certificates of the officers of FWC and FWL. Any term used and not defined herein has the meaning given to it in the Proxy Statement.

      We have also assumed that (i) the transactions contemplated will be consummated as contemplated by the Proxy Statement, (ii) the Merger will be approved as required by law or stock exchange policy, and (iii) LLC will be disregarded as an entity separate from its owner, Foreign Holdings Ltd., a Bermuda company and a wholly-owned subsidiary of FWL.

      Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations issued thereunder, administrative rulings, judicial decisions, and other applicable authorities, all as in effect and available on the date hereof. The statutory provisions, regulations,

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and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively.


      Based upon and subject to the foregoing, it is our opinion that as a result of the Merger:

      (i) gain, but not loss, should be recognized by a U.S. holder on the receipt of Foster Wheeler Ltd. common shares pursuant to the Merger in an amount equal to the excess, if any, of
            (1) their amount realized and (2) such U.S. holder's adjusted tax basis in its Foster Wheeler Corporation common shares exchanged for Foster Wheeler Ltd. common shares; and

      (ii) the aggregate adjusted tax basis of Foster Wheeler Ltd. common shares received by U.S. holders with a loss on their Foster Wheeler Corporation common shares should be equal to the aggregate adjusted tax basis of the Foster Wheeler Corporation common shares exchanged therefor.

      This opinion does not address the various state, local and foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any U.S. federal income tax consequences of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

      We consent to the use of this opinion as Exhibit 8.1 to the Proxy Statement and to the reference to our firm under the heading "Income Tax Considerations" in the Proxy Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,




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